NEWS RELEASE
1583 S. 1700 E. ● Vernal, UT 84078 ● (435)789-0594

FOR IMMEDIATE RELEASE

Superior Drilling Products Announces Non-Cash Retrospective
Write-Down of Tronco Loan

To restate financial statements from September 30, 2017 to March 31, 2019 to reflect adjustment

VERNAL, UT, July 31, 2019 — Superior Drilling Products, Inc. (NYSE American: SDPI) (“SDP” or the “Company”), a designer and manufacturer of drilling tool technologies, today announced that, after review with the Securities and Exchange Commission and the Company’s auditors, it has restated its financial statements from the third quarter of 2017 through the first quarter of 2019, as it intends to write-down the note receivable, or the “Tronco Loan”, as of September 30, 2017. The non-cash charge of $7.7 million primarily impacts the balance sheet and the timing of recognition of investment income. It does not impact revenue and operating costs, nor does it impact total cash flows from operating, investing and financing.

Chris Cashion, Chief Financial Officer, stated, “After a thorough review and interpretation of accounting standards that a typical bank would use for the definition of an impaired loan and the accounting of such, we came to the conclusion that it was necessary to revise our financial statements to reflect the write-down of the Tronco loan as of September 2017. The timing of the write-down is related to the extension of payment terms at that time. The recognition and application of this banking industry accounting standard has no impact on the Company’s continuing effort to collect on this note.”

He added, “The restatement of our financials does not reflect any change in the underlying fundamentals of our business. We believe we remain a leader in the design and production of unique drilling tool technology that reduces the cost of drilling and production for our end users. Importantly, our manufacturing expertise is also demonstrated by the demand for our drill bit refurbishment and other contract manufacturing services.”

The Tronco Loan History

The Tronco Loan began as a Note Purchase and Sale Agreement entered into in January 2014, under which SDP agreed to purchase a loan made to Tronco Energy Corporation (“Tronco”), a party related to the Company through common control. That agreement provided that, upon full repayment of the Tronco loan from the proceeds of the Company’s initial public offering, the lender would assign all of its rights under the Tronco loan, including all of the collateral documents, to SDP. On May 30, 2014, the Company closed on the Tronco loan purchase for a total of $8.3 million, which included principal, interest, and early termination fees, making SDP the senior secured lender for Tronco.

Second Quarter 2019 Preliminary Financial Results Reporting Schedule as Planned

Separately today, the Company has released its unaudited, preliminary financial results. The Company plans to host a conference call on Thursday, August 1, 2019, at 10:00 a.m. Mountain Time (12:00 p.m. Eastern Time), as originally planned.

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The conference call can be accessed via telephone at (201) 689-8470 or via webcast at the Company’s website: www.sdpi.com. The slides that will accompany the discussion will be available as well on the website.

About Superior Drilling Products, Inc.

Superior Drilling Products, Inc. is an innovative, cutting-edge drilling tool technology company providing cost saving solutions that drive production efficiencies for the oil and natural gas drilling industry. The Company designs, manufactures, repairs and sells drilling tools. SDP drilling solutions include the patented Drill-N-Ream® well bore conditioning tool and the patented StriderTM oscillation system technology. In addition, SDP is a manufacturer and refurbisher of PDC (polycrystalline diamond compact) drill bits for a leading oil field service company. SDP operates a state-of-the-art drill tool fabrication facility, where it manufactures its solutions for the drilling industry, as well as customers’ custom products. The Company’s strategy for growth is to leverage its expertise in drill tool technology and innovative, precision machining in order to broaden its product offerings and solutions for the oil and gas industry.

Additional information about the Company can be found at: www.sdpi.com.

Safe Harbor Regarding Forward Looking Statements

This release contains forward-looking statements, and any statements other than statements of historical fact could be deemed to be forward-looking statements. These forward-looking statements include, among other things, statements regarding the Company’s intent to restate its prior consolidated financial statements for the Non-Reliance Periods, the estimated impact of adjustments to the financial statements for the Non-Reliance Periods, the anticipated timing for filing the Amended Form 10-Qs and the Amended Form 10-Ks and related matters. These statements are subject to risks and uncertainties, including the risk that the process of preparing the restated consolidated financial statements or other subsequent events would require the Company to make additional adjustments to its financial statements and the time and effort required to complete the restatement of its consolidated financial statements and file the Amended Form 10-Qs and the Amended Form 10-Ks, and actual results may differ materially from these statements. The Company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

For more information, contact investor relations:

Deborah K. Pawlowski

Kei Advisors LLC

(716) 843-3908

dpawlowski@keiadvisors.com

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